Filed Pursuant to Rule 433
Registration No. 333-134553

Preliminary Note Terms
2YR CMS Spread Range Accrual

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov with “Lehman Brothers Holdings Inc.” as a search term. You may also access the prospectus and Series I MTN prospectus supplement on the SEC web site as follows:

Series I MTN prospectus supplement dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

Prospectus dated May 30, 2006:
http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, Series I MTN prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings Inc. (A1, A+, A+)

Principal Amount:	TBD

CUSIP:	52517P3J8

Trade Date:	June [ ], 2007

Issue Date:	[ ], 2007

Maturity Date:	[ ], 2009

Issue Price:	100.0%

Redemption Price:	100.0%

Interest Rate:	[7.75]% x Interest Accrual Factor, subject to a minimum Interest Rate of 0.00%

Interest Period:

Quarterly from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Business Day
Convention /
Daycount Basis:	Unadjusted, modified following, 30/360

Interest Payment
Dates:	Quarterly on the [ ] of each March, June, September and December, commencing September [ ], 2007, and ending on the Maturity Date

Interest Accrual Factor:	For any Interest Period, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to [0.25]% during that Interest Period, divided by the total number of calendar days (including non Business Days) in that Interest Period.

SPREAD REF:	For any day in an Interest Period (subject to the Rate Cut Off):

SPREAD REF = 10yr CMS Rate – 2yr CMS Rate

10yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

2yr CMS Rate:

On any Business Day during an Interest Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00a.m., New York City time, on that day. If such rate does not appear on Reuters Screen ISDAFIX1, the rate for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days:	New York

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

Denomination:	US$1,000/1,000

Fees:

	Price to Public (1)	Fees(2)	Proceeds to the Issuer
Per note	$1,000	$4.75	$995.25
Total

(1)                  The price to public includes the cost of hedging the Issuer’s obligations under the notes through one or more of the Issuer’s affiliates, which includes the Issuer’s affiliates expected cost of providing such hedge as well as the profit the Issuer’s affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)                  Lehman Brothers Inc. will receive commissions equal to $4.75 per $1,000 principal amount, or 0.475%, and may use all or a portion of these commissions to pay selling concessions or fees to other dealers. Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to any hedges.

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as variable rate debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Variable Rate Debt Instruments” in the prospectus supplement dated May 30, 2006, for the Issuer’s Medium Term Notes, Series I.

Historical Levels of the 10yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposes the 10yr CMS Rate and the 2yr CMS Rate in effect on the date hereof and the hypothetical historical Interest Payment Dates listed below; the Interest Rate payable on any Interest Payment Date for the Notes, however, will be determined based on the 10yr CMS Rate and the 2yr CMS Rate in effect on each day during the related Interest Period.  The historical experience of the 10yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 10yr CMS Rate– 2yr CMS Rate (in %)
6/18/2007	5.717	5.448	0.269
4/3/2007	5.199	5.036	0.163
1/3/2007	5.132	5.107	0.025
10/3/2006	5.151	5.080	0.071
7/3/2006	5.748	5.646	0.102
4/3/2006	5.421	5.313	0.108
1/3/2006	4.922	4.788	0.134
10/3/2005	4.856	4.622	0.234
7/5/2005	4.544	4.156	0.388
4/4/2005	4.928	4.158	0.770
1/3/2005	4.631	3.461	1.170
10/4/2004	4.623	2.998	1.625
7/6/2004	4.951	2.960	1.991
4/5/2004	4.643	2.220	2.423
1/5/2004	4.772	2.270	2.502
10/3/2003	4.652	1.995	2.657
7/3/2003	3.997	1.519	2.478
4/3/2003	4.350	1.814	2.536
1/3/2003	4.487	2.109	2.378
10/3/2002	4.320	2.160	2.160
7/3/2002	5.286	3.128	2.158
4/3/2002	5.923	3.950	1.973
1/3/2002	5.864	3.613	2.251
10/3/2001	5.157	3.249	1.908
7/3/2001	6.271	4.827	1.444
4/3/2001	5.874	4.784	1.090
1/3/2001	6.084	5.651	0.433
10/3/2000	6.946	6.719	0.227

Hypothetical Interest Payment Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 10yr CMS Rate– 2yr CMS Rate (in %)
7/3/2000	7.212	7.134	0.078
4/3/2000	7.250	7.125	0.125
1/3/2000	7.333	6.904	0.429
10/4/1999	6.883	6.313	0.570
7/6/1999	6.707	6.087	0.620
4/5/1999	5.983	5.429	0.554
1/4/1999	5.445	5.124	0.321
10/5/1998	5.105	4.646	0.459
7/6/1998	5.942	5.801	0.141
4/3/1998	5.987	5.794	0.193
1/5/1998	5.997	5.815	0.182
10/3/1997	6.448	6.048	0.400
7/3/1997	6.681	6.204	0.477
4/3/1997	7.229	6.644	0.585
1/3/1997	6.849	6.145	0.704
10/3/1996	6.949	6.177	0.772
7/3/1996	7.128	6.388	0.740
4/3/1996	6.718	5.956	0.762
1/3/1996	5.964	5.328	0.636
10/3/1995	6.521	5.980	0.541
7/3/1995	6.607	5.945	0.662
4/3/1995	7.526	7.024	0.502
1/3/1995	8.262	8.180	0.082
10/3/1994	8.030	6.961	1.069
7/5/1994	7.687	6.425	1.262
4/4/1994	7.631	5.896	1.735
1/3/1994	6.235	4.454	1.781
10/4/1993	5.665	3.952	1.713
7/6/1993	6.132	4.202	1.930
4/5/1993	6.495	4.197	2.298
1/4/1993	7.012	4.796	2.216
10/5/1992	6.588	3.908	2.680